PROSPECTUS SUPPLEMENT DATED May 17, 2016 (To Prospectus dated February 2, 2016)	Rule 424(b)(3) Registration No. 333-207873

MGT CAPITAL INVESTMENTS, INC.

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated February 2, 2016 (“Prospectus”), of MGT Capital Investments, Inc. (the “Company”). This Supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus.

The information attached to this Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

See “Risk Factors” beginning on page 2 of the prospectus dated February 2, 2016, for risk factors and information you should consider before you purchase shares.

SELLING STOCKHOLDERS

The Company has been notified that all the securities issued to the selling stockholder Melechdavid, Inc., have been sold or transferred. A portion of such securities, consisting of 600,000 shares of the Company’s common stock issued upon the exercise of warrants held by Melechdavid, Inc., was assigned to Barry Honig on May 12, 2016. Accordingly, the “Selling Stockholders” table is being amended with respect to the shares previously registered to Melechdavid, Inc. as follows:

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering (1)		Common Stock Covered by this Prospectus		Common Stock Owned Upon Completion of this Offering (1)(2)	Percentage of Common Stock Owned Upon Completion of this Offering (1)(3)
Barry Honig	600,000	(4)	600,000	(4)	0	0

* Less than 1%.

(1)	Under applicable SEC rules, a person is deemed to beneficially own securities which the person as the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed selling stockholder has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in the footnotes to the table.

(2)	Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our common stock beneficially owned by the selling stockholders are acquired or are sold prior to completion of this offering by the selling stockholders.

(3)	In determining the percent of common stock beneficially owned by a selling stockholder following the offering, (a) the numerator is the number of shares of common stock beneficially owned by such selling stockholder (including shares that he has the right to acquire within 60 days of May 17, 2016), and (b) the denominator is the sum of (i) the 23,082,028 shares outstanding after the offering based upon 23,082,028 shares of common stock outstanding on May 17, 2016 and (ii) the number of shares of common stock which such selling stockholders has the right to acquire within 60 days of May 17, 2016 after the offering.

(4)	Represents shares of common stock assigned to Barry Honig by Melechdavid, Inc. on May 12, 2016. The shares were issued upon the exercise on the same date of warrants held by Melechdavid, Inc.